Exhibit 5.1

July 31, 2019

Exact Sciences Corporation

441 Charmany Drive

Madison, WI 53719

Ladies and Gentlemen:

We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment (the “Post-Effective Amendment”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, to the Registration Statement on Form S-8 (File No. 333-219553) (the “Registration Statement”) as filed by the Company with the Commission on July 28, 2017, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Prior Plan Shares (as defined below) authorized for issuance under the Prior Plan (as defined below).

On July 25, 2019, (the “Approval Date”), the stockholders of the Company approved the Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan”).  The total number of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the 2019 Plan includes, in addition to the 13,829,582 new shares of Common Stock (registered concurrently under the Securities Act pursuant to a new Registration Statement on Form S-8), the number of shares of Common Stock subject to stock options or other awards granted under the Exact Sciences Corporation 2010 Omnibus Long-Term Incentive Plan (As Amended and Restated Effective July 27, 2017) (the “Prior Plan”) as of the Approval Date that expire or are terminated, surrendered or forfeited for any reason without the issuance of shares of Common Stock (the “Prior Plan Shares”).

You have requested our opinion as to the matters set forth below in connection with the registration of the Prior Plan Shares for issuance under the 2019 Plan.  For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended through the date hereof, (iii) the Company’s Third Amended and Restated By-Laws as in effect on the date hereof, (iv) the stock ledger; (v) the corporate action of the Company’s Board of Directors which authorizes the issuance of the Prior Plan Shares under the 2019 Plan; (vi) the corporate action of the Company’s stockholders referenced above approving the 2019 Plan on the Approval Date and (vii) the 2019 Plan, and we also have made such investigation of law as we have deemed appropriate.  We have examined

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and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Prior Plan Share under the 2019 Plan; (b) the Prior Plan Shares will be evidenced by appropriate certificates, duly executed and delivered or the Company’s Board of Directors will adopt a resolution, providing that all Prior Plan Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (c) the issuance of each Prior Plan Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the 2019 Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Prior Plan Share at least equal to the par value of such share of Common Stock and in the amount required by the 2019 Plan (or the award agreement issued thereunder); and (f) prior to the issuance of any Prior Plan Shares under the 2019 Plan, the Company’s Board of Directors have duly authorized each award granted under the Prior Plan, pursuant to an award agreement and in accordance with the DGCL and the Prior Plan.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Prior Plan Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the 2019 Plan and, when, and if, issued pursuant to the terms of the 2019 Plan and the applicable award agreement will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Post-Effective Amendment.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP